EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
FINANCIAL PACIFIC HOLDING CORP.,
FINANCIAL PACIFIC LEASING, LLC,
UMPQUA HOLDINGS CORPORATION,
UMPQUA BANK,
AQUARIUM CORPORATION
and
FINANCIAL PACIFIC HOLDINGS, LLC

June 3, 2013

[This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed and executed by the parties.]

K&E 24704602.20

Page

Article I THE MERGER AND THE STOCK PURCHASE	1

1.01	The Merger 1

1.02	Effect of the Merger on the Capital Stock of the Company and Merger Sub 2

1.03	Exchange of Shares of Company Common Stock 2

1.04	Certificate of Incorporation 3

1.05	Bylaws 3

1.06	Directors and Officers 3

1.07	Closing Calculations 3

1.08	Final Closing Balance Sheet Calculation 3

1.09	Post-Closing Adjustment Payment 4

1.10	Stock Purchase 4

1.11	Withholding 5

Article II THE CLOSING	5

2.01	The Closing 5

2.02	The Closing Transactions 5

Article III CONDITIONS TO CLOSING	6

3.01	Conditions to Parent's, Bank's and Merger Sub's Obligations 6

3.02	Conditions to the Company's and Leasing's Obligations 8

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND LEASING	9

4.01	Organization and Power; Subsidiaries 9

4.02	Authorization; Valid and Binding Agreement; No Conflicts 10

4.03	Capitalization 11

4.04	Financial Statements; Internal Controls 11

4.05	No Undisclosed Liabilities 12

4.06	Absence of Certain Developments 12

4.07	Title to Properties 14

4.08	Tax Matters 14

4.09	Contracts and Commitments 15

4.10	Intellectual Property 16

4.11	Litigation 16

4.12	Governmental Consents, etc. 16

4.13	Employee Benefit Plans 17

4.14	Insurance 18

4.15	Compliance with Laws 18

4.16	Environmental Compliance and Conditions 19

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4.17	Affiliated Transactions 19

4.18	Employees 19

4.19	Brokerage 19

4.20	Financing Contracts 20

4.21	Portfolio Property 22

4.22	Finance Contract Brokers 23

4.23	Investment Company Act 23

4.24	Anti-Money Laundering; Data Collection and Privacy Policies 23

Article V REPRESENTATIONS AND WARRANTIES OF PARENT, BANK AND MERGER SUB	24

5.01	Organization and Power 24

5.02	Authorization; Valid and Binding Agreement; No Conflicts 24

5.03	Governmental Consents, etc. 25

5.04	Litigation 25

5.05	Brokerage 25

5.06	Financial Ability 26

5.07	Purpose 26

5.08	No Parent Stockholder Approval 26

Article VI REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER	26

6.01	Organization and Power 26

6.02	Authorization 26

6.03	Title to Company Common Stock 27

6.04	No Conflict 27

6.05	Brokerage 27

Article VII COVENANTS OF THE COMPANY	27

7.01	Conduct of the Business 27

7.02	Access to Books and Records 29

7.03	Regulatory Filings 29

7.04	Conditions 30

7.05	Exclusive Dealing 30

7.06	Payoff Letters 30

7.07	Stockholder Approval 31

7.08	Section 280G 31

7.09	Conversion of Retained Subsidiaries 31

7.10	Affiliated Transactions 32

Article VIII COVENANTS OF PARENT, BANK & MERGER SUB	32

8.01	Access to Books and Records 32

8.02	Director and Officer Liability and Indemnification 32

8.03	Regulatory Filings 33

8.04	Conditions 34

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8.05	Contact with Customers and Suppliers, etc. 34

8.06	Designated Event 34

Article IX TERMINATION	35

9.01	Termination 35

9.02	Effect of Termination 36

Article X DEFINITIONS	36

10.01	Definitions 36

10.02	Other Definitional Provisions 43

10.03	Cross-Reference of Other Definitions 44

Article XI INDEMNIFICATION	45

11.01	Indemnification 45

11.02	Survival 46

11.03	Tax Matters 46

11.04	No Waiver 46

11.05	Procedure with Respect to Third-Party Claims 46

11.06	Exclusive Remedy 47

Article XII GENERAL	48

12.01	Disclosure Schedules 48

12.02	Provision Respecting Legal Representation 48

12.03	Acknowledgment of Parent and Merger Sub 48

12.04	Press Releases and Communications 49

12.05	Certain Taxes and Fees 50

12.06	Expenses 50

12.07	Notices 50

12.08	Assignment 52

12.09	Severability 52

12.10	References 52

12.11	Construction 52

12.12	Amendment and Waiver 53

12.13	Complete Agreement 53

12.14	Third‑Party Beneficiaries 53

12.15	Waiver of Trial by Jury 54

12.16	Parent Deliveries 54

12.17	Delivery by Facsimile 54

12.18	Counterparts 54

12.19	Governing Law 54

12.20	Jurisdiction 54

12.21	No Recourse 55

12.22	Specific Performance 55

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K&E 24704602.20

INDEX OF EXHIBITS
Exhibit A        Form of Certificate of Merger
Exhibit B        Certificate of Incorporation of Merger Sub
Exhibit C        Tangible Net Worth Calculation and Example
Exhibit D        Form of Limited Guaranty
Exhibit E        Form of Restricted Covenant Agreement

Annex A        Representation & Warranty Insurance Policy Summary

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K&E 24704602.20

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 3, 2013, is made by and among Financial Pacific Holding Corp., a Delaware corporation (the “Company”), Financial Pacific Leasing, LLC, a Washington limited liability company and direct wholly owned subsidiary of the Company (“Leasing”), Umpqua Holdings Corporation, an Oregon corporation (“Parent”), Umpqua Bank, a banking corporation incorporated under the laws of Oregon (“Bank”), Aquarium Corporation, a Delaware corporation and direct wholly owned subsidiary of Bank (“Merger Sub”) and Financial Pacific Holdings, LLC, a Delaware limited liability company and sole stockholder of the Company (“Stockholder”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.
WHEREAS, Parent and the Bank desire to acquire the Company on the terms and subject to the conditions set forth herein, pursuant to which (i) Parent will purchase all of the issued and outstanding capital stock of the Designated Subsidiaries from Leasing (the “Stock Purchase”) and (ii) Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger, with the Stock Purchase and the Merger each effective as of the Effective Time;
WHEREAS, the respective boards of directors (or equivalent governing body) of Parent, Merger Sub, Leasing and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, having determined that the transactions contemplated hereby (including the Merger) are in the respective best interests of Parent, Merger Sub, Leasing and the Company, as the case may be, and their respective stockholders;
WHEREAS, the respective boards of directors (or equivalent governing body) of Merger Sub and the Company have declared the advisability of this Agreement and recommended adoption of this Agreement by their respective stockholders; and
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I

THE MERGER AND THE STOCK PURCHASE
1.01    The Merger.
(a)    Subject to the terms and conditions hereof, at the Effective Time, Merger Sub shall merge with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its existence as a corporation under the laws of the State of Delaware. As of the Effective Time, the separate existence of Merger Sub shall cease.
(b)    At the Closing, the Company and Merger Sub shall cause a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).
(c)    From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.
1.02    Effect of the Merger on the Capital Stock of the Company and Merger Sub.
(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Bank, Merger Sub, the Company or any holder of any shares of common stock of Merger Sub or any holder of Company Common Stock:
(i)    Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(ii)    Cancellation of Treasury Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or any of its Subsidiaries and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Bank or any of its Subsidiaries (including Merger Sub) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)    Conversion of Company Common Stock. The Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.02(a)(ii)) shall be converted into the right to receive:
(A)    the Closing Consideration; and
(B)    the Additional Merger Consideration, if any.
1.03    Exchange of Shares of Company Common Stock. Parent and Bank shall effect the delivery of the Merger Consideration to Stockholder in exchange for all shares of Company Common Stock that are outstanding as of immediately prior to the Effective Time and entitled to payment pursuant to Section 1.02, as provided in Sections 1.09 and 2.02(b).
1.04    Certificate of Incorporation. The certificate of incorporation of Merger Sub attached hereto as Exhibit B, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law, except that it shall be amended to change the name of the Surviving Corporation to “Financial Pacific Funding Corp.”
1.05    Bylaws. The bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.
1.06    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the board of directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.
1.07    Closing Calculations.
(a)    Not less than five Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent (i) a good faith estimated unaudited balance sheet of the Company and its Subsidiaries as of the open of business on the Closing Date prepared in accordance with the Agreed Accounting Principles (the “Estimated Closing Balance Sheet”),

(ii) a good faith estimate of Tangible Net Worth (the “Estimated Tangible Net Worth”) and (iii) a statement of the Transaction Expenses. The Estimated Closing Balance Sheet shall be prepared and Estimated Tangible Net Worth shall be determined using the Agreed Accounting Principles. Not less than three Business Days prior to the anticipated Closing Date, Parent shall notify Stockholder in reasonable detail if it disputes any aspect of the Estimated Closing Balance Sheet or the Estimated Tangible Net Worth and Parent’s estimate of the Estimated Closing Balance Sheet and Estimated Tangible Net Worth. Prior to the Closing Date, Parent and Stockholder shall negotiate in good faith to resolve any such dispute, and any changes resulting from such negotiation shall be part of the Estimated Closing Balance Sheet and the Estimated Tangible Net Worth for all purposes under this Agreement; provided, however, that if Parent and Stockholder are unable to resolve any such dispute within two Business Days after Parent notifies Stockholder of such dispute, then for purposes of this Section 1.07(a), each disputed amount shall be resolved for purposes of the Estimated Closing Balance Sheet and Estimated Tangible Net Worth by using the arithmetic mean of the amounts proposed by Parent and Stockholder.
(b)    The Company’s Estimated Closing Balance Sheet and calculations of Estimated Tangible Net Worth delivered pursuant to Section 1.07(a) will be deemed automatically withdrawn and will no longer be effective if the Closing does not occur within five Business Days after delivery of such items, and Section 1.07(a) will apply once again with respect to any Closing Date occurring subsequently.
1.08    Final Closing Balance Sheet Calculation. As promptly as possible, but in any event within 75 days after the Closing Date, Parent will deliver to Stockholder an unaudited consolidated balance sheet of the Company and its Subsidiaries, as of the open of business on the Closing Date (the “Closing Balance Sheet”), and a statement showing its good faith calculation of Tangible Net Worth derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the “Preliminary Statement”). The Closing Balance Sheet shall be prepared and Tangible Net Worth shall be determined using the Agreed Accounting Principles. After delivery of the Preliminary Statement, Parent shall reasonably cooperate with Stockholder’s review of the Preliminary Statement, including by giving Stockholder and its accountants and other representatives reasonable access during normal business hours to review the Company’s and its Subsidiaries’ books and records and any work papers related to the preparation of the Preliminary Statement. If Stockholder has any objections to the Preliminary Statement, Stockholder shall deliver to Parent a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Parent within 30 days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. Stockholder and Parent shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement, Stockholder and Parent shall submit such dispute to Duff & Phelps, or if such firm is unwilling or unable to be engaged in such capacity, an independent valuation firm of national reputation who does not have a relationship with either Stockholder or Parent, as agreed between Stockholder and Parent (the “Dispute Resolution Arbiter”). Any further submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute. The Dispute Resolution Arbiter shall consider only those items and amounts which are identified in the Objections Statement as being items which Stockholder and Parent are unable to resolve. The Dispute Resolution Arbiter’s determination will be made in accordance with the definitions of Agreed Accounting Principles and Tangible Net Worth contained herein and the provisions of this Section 1.08. Stockholder and Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Arbiter’s determination shall be based solely on the presentations by Parent and Stockholder which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Arbiter shall be final and binding on and non‑appealable by the parties hereto. The costs and expenses of the Dispute Resolution Arbiter shall be allocated between Parent, on the one hand, and Stockholder, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Stockholder claims Tangible Net Worth is $1,000 greater than the amount determined by Parent, and Parent contests only $500 of the amount claimed by Stockholder, and if the Dispute Resolution Arbiter ultimately resolves the dispute by awarding Stockholder $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to Parent and 40% (i.e., 200 ÷ 500) to Stockholder.
1.09    Post-Closing Adjustment Payment. If the Final Consideration is greater than the Closing Consideration, Parent and/or Bank shall promptly (but in any event within five Business Days) pay to Stockholder the amount of such difference by wire transfer of immediately available funds to an account or accounts designated in writing by Stockholder to Parent. If the Final Consideration is less than the Closing Consideration, Stockholder shall promptly (but in any event within five Business Days) pay to Parent and/or Bank the amount of such difference by wire transfer of immediately available funds to an account or accounts designated in writing by Parent to Stockholder.
1.10    Stock Purchase. At the Effective Time, upon the terms and subject to the conditions set forth herein, at the Effective Time, Leasing shall sell, transfer, convey, assign and deliver to Parent, and Parent shall purchase and acquire from Leasing, in exchange for good and valuable consideration the sufficiency of which is hereby acknowledged, all of the issued and outstanding shares of capital stock (or shares in the share capital) of each of the Designated Subsidiaries.
1.11    Withholding. Notwithstanding anything in this Agreement to the contrary, Parent, Bank, Merger Sub, and the Company (and any other Person that has a payment obligation pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable U.S. federal, state or local or foreign Tax Laws. To the extent that amounts are so deducted and withheld by Parent, Bank, Merger Sub or the Company and paid to the appropriate taxing authority in accordance with applicable Law, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Stockholder or such other Person in respect of which such deduction or withholding was made by Parent, Bank, Merger Sub or the Company, as applicable.
ARTICLE II

THE CLOSING
2.01    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle Street, Chicago, Illinois at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article III (other than those to be satisfied at the Closing itself) or on such other date as is mutually agreeable to Parent and the Company. The date and time of the Closing are referred to herein as the “Closing Date.”
2.02    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions at the Closing:
(a)    the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;
(b)    Parent and/or Bank shall deliver or cause to be delivered to Stockholder the Closing Consideration, by wire transfer of immediately available funds to an account or accounts designated in writing by Stockholder to Parent;
(c)    Leasing shall deliver or cause to be delivered to Parent stock or share certificates, together with duly executed stock powers (or other evidence of transfer), representing all of the outstanding capital stock (or shares in the share capital) of the Designated Subsidiaries (the “Designated Subsidiary Certificates”);
(d)    Parent and/or Bank shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness set forth on the Indebtedness Payoff Schedule, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;
(e)    Parent and/or Bank shall pay, or cause to be paid, on behalf of the Company, the Transaction Expenses by wire transfer of immediately available funds as directed in writing by Stockholder; and
(f)    Parent, Bank, Leasing and the Company shall make such other deliveries as are required by Article III.
ARTICLE III

CONDITIONS TO CLOSING
3.01    Conditions to Parent’s, Bank’s and Merger Sub’s Obligations. The obligations of Parent, Bank and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent in writing) of the following conditions as of the Closing Date:
(g)    (i) The representations and warranties of the Company, Leasing and Stockholder set forth in Section 4.03(a), 4.06(a), 4.19, 6.02, 6.03 and 6.05 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though made on and as of such date (other than those representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date) and (ii) all other representations and warranties of the Company, Leasing and Stockholder set forth in Article IV and Article VI shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though made on and as of such date (other than those representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date) (without giving effect to qualifications relating to materiality, Company Material Adverse Effect, or similar phrases in the representations and warranties), except to the extent that the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on Stockholder’s ability to perform its obligations hereunder;
(h)    The Company and Leasing shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
(i)    The Stockholder Approval shall have been obtained;
(j)    The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;
(k)    All consents, authorizations, orders or approvals of, and filings or registrations with, any third party or any Governmental Entity which are set forth on Schedule 3.01(e) hereto shall have been obtained or made;
(l)    No judgment, decree or order of any Governmental Entity shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(m)    Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect;
(n)    There shall not have occurred (i) a Designated Event with respect to Paul J. Menzel or (ii) a Designated Event with respect to more than two of the Designated Executives (other than Paul J. Menzel);
(o)    The Conversions shall have become effective; and
(p)    The Company shall have delivered to Parent on or prior to the Closing Date each of the following:
(i)    a certificate of the Company signed by the chief executive officer or chief financial officer of the Company, dated as of the Closing Date, stating that the preconditions specified in Sections 3.01(a) and 3.01(b), as they relate to the Company, have been satisfied;
(ii)    certified copies of resolutions or written consent of Stockholder, as the sole stockholder of the Company, approving the consummation of the transactions contemplated by this Agreement (the “Stockholder Approval”);
(iii)    certified copies of resolutions duly adopted by each of the Company’s board of directors and Leasing’s board of managers, dated on or prior to the date of this Agreement, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(iv)    the original stock certificates, if certificated, representing the issued and outstanding shares of Company Common Stock, and a duly executed stock power;
(v)    the Designated Subsidiary Certificates, and a duly executed stock power;
(vi)    a duly executed certificate of non-foreign status from Stockholder, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);
(vii)    signature pages of the Limited Guaranty executed by each Person set forth on Schedule 3.01(j)(vii); and
(viii)    counterpart signature pages of the Restricted Covenant Agreement executed by each Person set forth on Schedule 3.01(j)(viii).
If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent and Merger Sub; provided, for the avoidance of doubt, that the preceding language shall not be deemed to constitute a waiver of any rights of Parent or the Surviving Corporation pursuant to Article XI, or to otherwise limit any rights of Parent or the Surviving Corporation to seek indemnification to the extent expressly made available pursuant to the terms of this Agreement with respect to any matter which may have been the subject of any such closing condition.
3.02    Conditions to the Company’s and Leasing’s Obligations. The obligation of the Company and Leasing to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company in writing) of the following conditions as of the Closing Date:
(a)    The representations and warranties set forth in Article V shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though made on and as of such date (without giving effect to qualifications relating to materiality, material adverse effect, or similar phrases in the representations and warranties), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on Parent’s ability to perform its obligations hereunder (other than those representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date);
(b)    Parent and Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
(c)    The Stockholder Approval shall have been obtained;
(d)    The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;
(e)    All consents, authorizations, orders or approvals of, and filings or registrations with, any third party or any Governmental Entity which are set forth on Schedule 3.01(e) hereto, shall have been obtained or made;
(f)    No judgment, decree or order of any Governmental Entity shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(g)    Parent shall have delivered to the Company on or prior to the Closing Date each of the following:
(i)    a certificate of Parent signed by the chief executive officer or chief financial officer of Parent, dated as of the Closing Date, stating that the preconditions specified in Sections 3.02(a) and 3.02(b) have been satisfied;
(ii)    certified copies of resolutions of the sole stockholder of Merger Sub approving the consummation of the transactions contemplated by this Agreement (the “Parent Approval”);
(iii)    certified copies of the resolutions, dated on or prior to the date of this Agreement, duly adopted by Parent’s board of directors (or its equivalent governing body) and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement; and
(iv)    a counterpart signature page of the Restricted Covenant Agreement executed by the Surviving Corporation.
If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND LEASING
The Company (and, solely with respect to Sections 4.01, 4.02, and 4.03(a), Leasing, provided, that this parenthetical shall not limit the representation or warranties of the Company in this Article IV) represent and warrant to Parent that the statements in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedules.
4.01    Organization and Power; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company has been duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Subsidiary to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Subsidiary Schedule attached hereto contains a correct and complete list of all of the Company’s Subsidiaries, the ownership interest of the Company in each such Subsidiary and the ownership interest of any other Person or Persons in each such Subsidiary. Except as set forth on the Subsidiary Schedule, the Company or a wholly owned Subsidiary of the Company owns all of the outstanding ownership interest in each Subsidiary of the Company, and Leasing owns all of the outstanding ownership interest in each of the Designated Subsidiaries, free and clear of all Liens or other encumbrances, and such ownership interests have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. The Company and each of its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
4.02    Authorization; Valid and Binding Agreement; No Conflicts.
(a)    The Company and Leasing each have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and Leasing and the consummation by the Company and Leasing of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and Leasing and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the Stockholder Approval. The board of directors of the Company has determined unanimously that this Agreement is advisable and in the best interests of the Company and Stockholder and has directed that this Agreement be submitted to Stockholder for approval and adoption. The board of managers of Leasing has determined unanimously that this Agreement is advisable and in the best interests of Leasing and its members. This Agreement has been duly authorized and validly executed and delivered by the Company and Leasing, and, assuming this Agreement is a valid and binding obligation of each of Parent, Bank and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of each of the Company and Leasing, enforceable against each of the Company and Leasing in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(b)    The execution and delivery by the Company and Leasing of this Agreement do not, and the performance by the Company and Leasing of this Agreement and the consummation by the Company of the Merger and by Leasing of the Stock Purchase and the other transactions contemplated hereby will not, (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company’s or Leasing’s organizational documents, (ii) assuming that all consents, approvals and authorizations described in the attached Company Governmental Consents Schedule will have been obtained prior to the Effective Time and all filings and notifications described in the attached Company Governmental Consents Schedule will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate in any material respect any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, except, with respect to clause (iii), (x) as set forth on the attached Authorization Schedule or (y) for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
4.03    Capitalization.
(a)    The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. As of the date hereof, 1,000 shares of Company Common Stock are issued and outstanding and are owned beneficially and of record by Stockholder. The authorized share capital of FPC Leasing consists of an unlimited number of common shares, 100 of which are issued and outstanding as of the date hereof and are owned beneficially and of record by Leasing. The authorized capital stock of Financial Pacific Reinsurance consists of 5,000 shares of common stock, two of which are issued and outstanding as of the date hereof and are owned beneficially and of record by Leasing. All of the outstanding shares of Company Common Stock and all of the outstanding shares of capital stock (or shares in the share capital) of each of FPC Leasing and Financial Pacific Reinsurance have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Except as set forth above, there are no outstanding shares of capital stock of the Company or either of the Designated Subsidiaries or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or either of the Designated Subsidiaries or any outstanding “phantom” stock, stock appreciation right or other stock-based awards. There are no puts, calls, rights (including preemptive rights) or contracts to which the Company or any of its Subsidiaries is a party or by which any such Person is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any equity securities of the Company or any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for equity securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, put, warrant, call, right, commitment or contract.
(b)    Other than the Company’s ownership of the entities set forth on the Subsidiary Schedule, none of the Company or any of its Subsidiaries owns any securities of any other Person or will have any other type of interest (whether ownership or other) in any other Person, and none of the Company or any of its Subsidiaries is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any other Person. No Subsidiary of the Company owns any capital stock of the Company.
4.04    Financial Statements; Internal Controls. The Company has provided or made available to Parent and the Merger Sub true and correct copies of each of the following: (a) the Company’s unaudited consolidated balance sheet as of March 31, 2013 (the “Latest Balance Sheet”) and the related statement of income for the three-month period then ended and (b) the Stockholder’s audited consolidated balance sheet and statements of income and cash flows for the fiscal years ended December 31, 2012 and December 31, 2011 (collectively, the “Financial Statements”). Except as set forth on the attached Financial Statements Schedule, the Financial Statements have been prepared from the books and records of the Company and its Subsidiaries, are in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject to, in the case of the Latest Balance Sheet and the related statement of income, (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments. The Company maintains a system of internal accounting controls designed to, and to the Company’s knowledge sufficient to, comply in all material respects with all legal and accounting requirements applicable to the business of the Company and its Subsidiaries, and the Company is not aware of any material deficiencies in any of such controls. Since January 1, 2011 through the date of this Agreement, (a) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any of such parties has engaged in improper or illegal accounting or auditing practices, and (b) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by any such party, has reported evidence of material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by any such party or any of their officers, directors, employees or agents to the board of directors of the Company or any committee thereof. Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet arrangement or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements or any other financial statements of the Company or any of its Subsidiaries.
4.05    No Undisclosed Liabilities. Except as set forth on the Liabilities Schedule, none of the Company or any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown), of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (a) that, individually or in the aggregate, do not exceed $100,000, (b) that were incurred after the date of the Latest Balance Sheet in the ordinary course of business, (c) that were set forth in the Latest Balance Sheet, or (d) that have been incurred or have arisen in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is party.
4.06    Absence of Certain Developments.
(a)    From the date of the Latest Balance Sheet to the date hereof, there has not been any Company Material Adverse Effect.
(b)    Except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet to the date hereof, neither the Company nor any of its Subsidiaries has:
(v)    mortgaged, pledged or subjected to any material Lien, any material portion of its assets, except Permitted Liens and/or Liens under the Existing Credit Facilities;
(vi)    sold, assigned or transferred any material portion of its tangible assets;
(vii)    sold, assigned or transferred any material Intellectual Property;
(viii)    except as otherwise expressly contemplated hereby, issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;
(ix)    made any material capital investment in, or any material loan to, any other Person (other than a Subsidiary of the Company), except Financing Contracts entered into in the ordinary course of business;
(x)    declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (other than dividends in cash) or except for repurchases of Company Common Stock from former employees pursuant to agreements in effect on the date hereof, redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends or distributions made by the Company’s wholly owned Subsidiaries to their respective parents in the ordinary course of business;
(xi)    made any capital expenditures or commitments therefor, except for such capital expenditures or commitments therefor that do not in the aggregate exceed $50,000;
(xii)    made any material loan to, or entered into any other material transaction with, any officers or members of its board of directors;
(xiii)    entered into any employment contract with payments exceeding $50,000 per year or any collective bargaining agreement, or modified the terms of any such existing contract or agreement;
(xiv)    made any material changes in servicing, collections or other operating practices;
(xv)    made any change in any method of accounting or accounting policies or Tax reporting practices;
(xvi)    merged or consolidated with any other Person or agreed to do so, or effected or agreed to effect a recapitalization or similar transaction; or
(xvii)    incurred any Indebtedness in excess of $10,000 in the aggregate (other than pursuant to the Existing Credit Facilities in connection with Financing Contracts entered into in the ordinary course of business) or canceled any material debts owed to or claims held by the Company or any of its Subsidiaries other than with respect to Financing Contracts in the ordinary course of business.
4.07    Title to Properties.
(a)    Except as set forth on the Liens Schedule, the Company or one of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.
(b)    The real property demised by the leases described on the attached Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on the Leased Real Property Schedule, to the Company’s knowledge, the Leased Real Property leases are in full force and effect, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws. The Company has delivered or made available to Parent prior to the date of this Agreement complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in default in any material respect under any of such leases.
(c)    Neither the Company nor any of its Subsidiaries owns fee simple title to any real property.
4.08    Tax Matters. Except as set forth on the attached Taxes Schedule, (i) all material Tax Returns that were required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate in all material respects, (ii) all material items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included, (iii) all material Taxes owed by the Company or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all material Tax withholding and deposit requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied, (v) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (other than Permitted Liens), (vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries by any taxing authority, (vii) there is no written claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to the Company or any of its Subsidiaries, (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any of its Subsidiaries (other than any extension resulting from an automatic extension of time within which to file an income Tax Return) or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the Company or any of its Subsidiaries, (ix) none of the Company or any of its Subsidiaries will be required to include any material amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority that was entered into on or prior to the Closing Date, (x) none of the Company or any of its Subsidiaries is a party to a Tax allocation or sharing agreement except for any such agreement or arrangement solely between or among the Company and its Subsidiaries, and no payments are due or will become due by the Company or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement entered into on or prior to the Closing Date, except related to any such agreement or arrangement solely between or among the Company and its Subsidiaries, (xi) none of the Company or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which was the Company or the Stockholder) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, (xii) neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code, (xiii) neither the Company nor any of its Subsidiaries is, or has ever been, a “personal holding company” within the meaning of Section 542(a) of the Code, and (xiv) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4. For the avoidance of doubt, neither the Company, Leasing nor Stockholder is making any representations or warranties in this Section 4.08 or elsewhere in this Agreement as to the Tax consequences relating to (or any Tax liabilities arising from) the sale of the capital stock in the Designated Subsidiaries or as a result of the Conversions.
4.09    Contracts and Commitments.
(a)    Except as set forth on the attached Contracts Schedule and except for agreements entered into by the Company or any of its Subsidiaries after the date hereof not in violation of Section 7.01, neither the Company nor any of its Subsidiaries is party to any:

(b) collective bargaining agreement or contract with any labor union; (c) material written bonus, pension, employee profit sharing, retirement or other form of deferred compensation plan, other than as described in the Employee Benefits Schedule relating thereto; (d) stock purchase, stock option or similar plan; (e) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base salary compensation in excess of $50,000 per annum; (f) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Company and its Subsidiaries; (g) guaranty of any obligation for borrowed money or other material guaranty; (h) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party; (i) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, other than Financing Contracts; (j) contract or group of related contracts with the same party for the purchase of products or services which provide for annual payments by the Company or its Subsidiaries in excess of $100,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet; (k) agreements relating to any material business acquisition by the Company or any of its Subsidiaries pending or completed within the last two years; (l) contract or group of related contracts with a customer that provides annual net revenues (based on the trailing twelve-month period ending on the date of the Latest Balance Sheet) to the Company and its Subsidiaries in excess of $100,000; (m) material license or royalty agreement relating to the use of any third party intellectual property; or (xiii) contract which materially prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world.
(n)    Except as set forth on the Contracts Schedule, Parent either has been supplied with, or has been given access to, in each case prior to the date of this Agreement, a true and correct copy of all written contracts which are referred to on the Contracts Schedule.
(o)    Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in default under any contract required to be listed on the Contracts Schedule (the “Material Contracts”), and no condition exists or event has occurred which (with or without the giving of notice or the passage of time) would constitute a default, breach or failure to perform under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party, except where such default would not have a Company Material Adverse Effect.
4.10    Intellectual Property. All of the patents, registered trademarks, registered service marks, registered copyrights, applications for any of the foregoing and material unregistered trademarks, service marks, copyrights, trade names and corporate names owned by the Company or any of its Subsidiaries (collectively, “Intellectual Property”) are set forth on the attached Intellectual Property Schedule. Except (i) as set forth on the Intellectual Property Schedule or (b) any nonconformance with clauses (A), (B), and (C) below that would not have a Company Material Adverse Effect: (A) the Company and/or its Subsidiaries, as the case may be, own and possess all right, title and interest in and to the Intellectual Property; (B) during the two year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notices of any allegations of material infringement or misappropriation from any third party with respect to any third party intellectual property; (C) neither the Company nor any of its Subsidiaries is currently, or has within the two year period prior to the date of this Agreement has been, infringing on the intellectual property of any other Person and (D) to the Company’s knowledge, no other Person is currently infringing on the intellectual property of any other Person.
4.11    Litigation. Except as set forth on the attached Litigation Schedule, there are no material suits or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Entity, and neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Entity.
4.12    Governmental Consents, etc. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the DGCL and except as set forth on the attached Company Governmental Consents Schedule, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Company or Leasing the consummation by the Company or Leasing of any transaction contemplated hereby, except where any failure to obtain or make, as applicable, such permit consent, approval, authorization, declaration or filing would not have a Company Material Adverse Effect.
4.13    Employee Benefit Plans.
(a)    Section 4.13(a) of the Employee Benefits Schedule includes a complete list of all material Plans.
(b)    Except as listed on the attached Employee Benefits Schedule, with respect to employees of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries maintains or contributes to any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Pension Plans”) or “welfare plans” (as defined under Section 3(1) of ERISA) (the “Welfare Plans”). Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan. The Plans comply in form and in operation in all material respects with the requirements of applicable Law, including the Code and ERISA, and with its terms.
(c)    With respect to the Plans, all required material contributions have been made or properly accrued in accordance with GAAP.
(d)    The Company has made available to Parent true and complete copies of (i) each Plan, (ii) the most recent determination or prototype opinion letter received from the Internal Revenue Service regarding the Plans, if any, and (iii) the latest Form 5500 annual report for each Plan.
(e)    There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries as of the Closing Date. The Company and its subsidiaries have no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or similar state laws at no material expense to the Company and its Subsidiaries. No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a Multiemployer Plan or a Multiple Employer Plan. None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.
(f)    None of the Company and its Subsidiaries nor any other person, including, to the Company’s knowledge, any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(g)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust.
4.14    Insurance. The attached Insurance Schedule lists each material insurance policy maintained by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries or, to the Company’s knowledge, any other party thereto, is in default with respect to its obligations under any such insurance policy and, to the Company’s knowledge, each such insurance policy is in full force and effect. There are no material claims pending under any policy listed on the Insurance Schedule except as set forth on the Insurance Schedule, each of which has been reported to the provider of any such policy and with respect to none of which has the relevant provider of any such policy questioned, denied or disputed coverage under such policy or in respect of which such providers have reserved their rights.
4.15    Compliance with Laws. The Company and each of its Subsidiaries is, and since January 1, 2010 have been, in compliance in all material respects with all applicable Laws of applicable Governmental Entities. All approvals, filings, permits, franchises, registrations, certificates, variances, authorizations and licenses (collectively, “Permits”) material to the conduct of the business of the Company are in the possession of the Company, are in full force and effect and are being, and since January 1, 2010 have been, materially complied with. Except as otherwise set forth on the Compliance with Laws Schedule, there is no investigation, proceeding or disciplinary action (including fines), including with respect to the potential loss, revocation or non-renewal of any Permit, currently pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by a Governmental Entity, and neither the Company nor any Subsidiary of the Company has since January 1, 2010 received notice of any violations or alleged violations of Law or any Permit, except for any such violation that would not reasonably be expected to be material to the Company and its Subsidiaries. The Company has made available to Parent prior to the date hereof complete and correct copies of all material audit or inspection reports received by the Company or any Subsidiary of the Company from any Governmental Entity and all written responses thereto made by the Company or any Subsidiary of the Company during the period from January 1, 2008 through the date of this Agreement.
4.16    Environmental Compliance and Conditions. Except as set forth on the attached Environmental Schedule:
(a)    The Company and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under federal, state and local laws and regulations concerning occupational health and safety, pollution or protection of the environment that were enacted and in effect on or prior to the Closing Date, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental and Safety Requirements”), except where the failure to possess such licenses, permits and authorizations would not have a Company Material Adverse Effect.
(b)    The Company and its Subsidiaries are in material compliance with all terms and conditions of such permits, licenses and authorizations and are also in material compliance with all other Environmental and Safety Requirements or any notice or demand letter issued, entered, promulgated or approved thereunder.
(c)    Neither the Company nor any of its Subsidiaries has received, within the two year period prior to the date hereof, any notice of violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities and arising under Environmental and Safety Requirements, the subject of which is unresolved.
(d)    This Section 4.16(d) constitutes the sole and exclusive representations and warranties of the Company with respect to matters arising under Environmental and Safety Requirements.
4.17    Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, member of the board of directors or Affiliate of the Company or any individual in such officer’s or manager’s immediate family, member of Stockholder or Affiliate of any member of Stockholder is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company.
4.18    Employees. Except as set forth on the attached Employee Schedule, (a) neither the Company nor any of its Subsidiaries has experienced any strike or material grievance, material claim of unfair labor practices, or other collective bargaining dispute within the past two years, (b) to the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of either the Company or its Subsidiaries or (c) no collective bargaining agreements are in effect or are currently being negotiated by the Company or any of its Subsidiaries.
4.19    Brokerage. Except for fees and expenses of the Persons listed on the attached Brokerage Schedule, there are no brokerage commissions, finders’ fees or similar compensation owed in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries for which Parent or the Company would be liable following the Closing.
4.20    Financing Contracts.
(a)    Except as set forth on the Financing Contracts Schedule attached hereto or as would not have a Company Material Adverse Effect:
(i)    Each Financing Contract is directly or indirectly owned by the Company or one of its Subsidiaries, free and clear of any Liens other than Permitted Liens, not subject to any defense, offset, claim, right of rescission or counterclaim, and constitutes and arose out of a bona fide business transaction entered into in the ordinary course of business.
(ii)    Each Financing Contract and commitment therefor has been entered into (A) in all material respects in accordance with the Underwriting Guidelines in effect at the time such Financing Contract or commitment was entered into, (B) in compliance in all material respects with the Company’s standards of evaluating, originating, underwriting and funding new business in effect at the time such Financing Contract or commitment was entered into, and (C) on standard terms and conditions appropriate for the type of such transaction purported to be covered thereby.
(iii)    Each Financing Contract and Credit Enhancement is valid, binding, fully executed and is enforceable as to the Company or one of its Subsidiaries against the Obligor thereunder in accordance with its terms, in each case subject to (A) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and (B) as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company and its Subsidiaries are not in default under, or in breach of (with or without the passage of time or giving of notice), in any material respect, any Financing Contract or Credit Enhancement.
(iv)    Each Financing Contract contains an indemnification clause wherein the lessee agrees to indemnify and hold harmless the Company or one of its Subsidiaries, as applicable, from injury to or loss of equipment from whatever cause and liability arising out of the manufacture, selection, operation, use, maintenance or delivery thereof, including attorneys’ fees, and each Financing Contract requires the Obligor thereunder (and not the Company, any of its Subsidiaries or any other Person) to provide insurance against loss or damage with respect to the Portfolio Property.
(v)    The Company or one of its Subsidiaries has in its possession or under application fully executed originals, or complete and correct copies of originals, of substantially all of the leases originated by the Company or one of its Subsidiaries (or, in the case of master leases with multiple equipment schedules, true and complete copies of substantially all of such master leases and fully executed originals, or complete and correct copies, of substantially all lease schedules in which the Company or any of its Subsidiaries has an interest) or notes originated by the Company or one of its Subsidiaries, and executed originals or true and correct copies of substantially all other documents relating to substantially all Financing Contracts and Credit Enhancements required by or for the credit or investment approval of such Financing Contracts, except as contemporaneously noted in the applicable file.
(vi)    The Company or one of its Subsidiaries has in its possession documentation sufficient to establish the original cost, value and Residual (as used by the Company or one of its Subsidiaries, as applicable) of substantially all Portfolio Property for purposes of determining personal property tax liability.
(vii)    Substantially all Financing Contracts are evidenced by a written agreement, and there are no material understandings, agreements, undertakings or arrangements between the Company or any of its Subsidiaries and the lessees or transferees under any Financing Contract which are not set forth therein or in a written agreement included in the contract file corresponding to such Financing Contract.
(viii)    No payments required to be made under any Financing Contract have been paid in advance of the due dates thereof except for payments reflected in the amount of the related Lease receivable as shown in the books and records of the Company or the applicable Subsidiary of the Company.
(ix)    The terms of each Financing Contract are in material compliance with all applicable Law, including without limitation laws related to usury and the interest rate charged under such Financing Contract.
(x)    The Company or a Subsidiary of the Company has properly prepared and filed financing statements covering all property subject to a Financing Contract or Credit Enhancement that was over $100,000 at the time of origination.
(xi)    No Financing Contract requires any current or future payment by the Company or any of its Subsidiaries to a third-party originator, except as is accrued in the Company’s or its Subsidiaries’ financial statements, and all payment obligations, when due, pursuant to each Financing Contract are due to the Company or a Subsidiary of the Company.
(xii)    Except as may be due to the Company’s repossession and sale processes of Portfolio Property in the ordinary course of business, no Financing Contract is subject to:
(A)    any agreement with respect to the remarketing, residual sharing or disposition of any Portfolio Property (other than end of term purchase options or rights granted to (1) Obligors under Financing Contracts and (2) brokers and originators of Financing Contracts under Broker Agreements);
(B)    any servicing or similar agreements by any Person other than the Company or one of its Subsidiaries (and the Financing Contracts are collected, serviced and administered by the Company or one of its Subsidiaries on its own behalf and all payments made pursuant to the Financing Contracts are made directly to the Company);
(C)    participation agreements, purchase agreements and collateral sharing agreements (other than with respect to end of term purchase options or rights granted to (x) Obligors under Financing Contracts and (y) brokers and originators of Financing Contracts under Broker Agreements), the terms of which restrict, subordinate, impair or otherwise adversely affect the Company’s or any of its Subsidiaries’:
(1)    ownership of or interest in any Portfolio Property associated with a Financing Contract;
(2)    rights to receive, enforce or retain payments (including amounts payable with respect to any Portfolio Property or any amounts with respect to any Residual of any Portfolio Property); or
(3)    rights to realize or foreclose upon or exercise any remedies under a Financing Contract.
(b)    The Financing Contracts Schedule attached hereto sets forth in all material respects a complete and accurate aging schedule of the Company’s Financing Contracts as of April 30, 2013.
(c)    The allowance for credit losses reflected on the Latest Balance Sheet has been established in accordance with GAAP, in all material respects.
(d)    The Financing Contracts Schedule attached hereto sets forth a copy of the Credit Policy Manual constituting the Underwriting Guidelines effective as of the date of this Agreement.
4.21    Portfolio Property. Except as set forth on the Portfolio Property Schedule attached hereto or as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has, with respect to each item of Portfolio Property, either directly or indirectly, (A) good and valid title to such Portfolio Property (other than Portfolio Property which is Portfolio Property solely by virtue of the Company or one of its Subsidiaries having taken such Portfolio Property pursuant to a Credit Enhancement), free and clear of all Liens other than Permitted Liens and the interests of Obligors or purchasers under the Financing Contracts, or (B) a valid, perfected first priority security interest to the extent perfection and priority can be established by filing or by noting such interest on a document of title or UCC financing statement; and (ii) each item of Portfolio Property with respect thereto is described accurately in the files of the Company or its Subsidiaries. To the Company’s knowledge, the Company has not permitted the acquisition of any Portfolio Property, any interest in any Portfolio Property or the use of any Portfolio Property pursuant to any Financing Contract for personal, family or household or other consumer use. The Financing Contracts contain representations and warranties from the applicable lessee or obligor thereunder that the Portfolio Property subject to each such Financing Contract is not used for personal, family or household or other consumer use. Neither the Company nor any Subsidiary of the Company has acted, or failed to act, in a manner that would materially alter or reduce any of its rights or benefits under any manufacturers’ or vendors’ warranties or guarantees relating to any Portfolio Property.
4.22    Finance Contract Brokers. The Company or one of its Subsidiaries has entered into a written agreement with each broker who refers or sells a material volume of Financing Contracts to the Company or such Subsidiaries (each, a “Broker Agreement”). Neither the Company or any of its Subsidiaries nor, to the Company’s knowledge, any such broker is in breach of or default under any Broker Agreement, except where such default would not have a Company Material Adverse Effect. To the Company’s knowledge, neither the Company nor any of its Subsidiaries has received written notice that any party to any such Broker Agreement intends to cancel, terminate or refuse to renew such Broker Agreement, nor is the Company or any of its Subsidiaries aware of any pending cancellation, termination or refusal to renew such Broker Agreement.
4.23    Investment Company Act. None of the Company or any Subsidiary of the Company is, or at the Closing will be, required to be registered under the Investment Company Act of 1940, as amended.
4.24    Anti-Money Laundering; Data Collection and Privacy Policies. The Company and its Subsidiaries have, and since January 1, 2010 have had, (a) an anti-money-laundering program and a customer identification program and (b) privacy policies and procedures, in each case in compliance with all applicable Laws relating thereto and have complied in all material respects with such applicable laws and such programs, policies and procedures. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has, with respect to its data or systems, suffered any unauthorized access or disclosure, or violation of any applicable privacy or data security Law, that would require notice to any Person or Governmental Entity, in connection with the confidential or personal information of any Person. The Company has used commercially reasonable efforts to ensure that the collection, use, storage, transfer and disclosure of any personally identifiable information (“Information Practices”) by the Company and the Subsidiaries of the Company, and use by third parties having authorized access to the databases or other records of the Company and the Subsidiaries of the Company, conforms in all material respects, and at all times has conformed in all material respects, to all applicable Laws (as in effect at each applicable time) and all contractual commitments governing Information Practices of the Company and each of its Subsidiaries to its customers and third parties relating to such practices. The Information Practices of the Company and each of its Subsidiaries have been materially consistent with all written statements or written representations (as they may have been amended or supplemented) made to customers, potential customers and third parties regarding such practices. Since January 1, 2010, the Company and each of its Subsidiaries (a) have not received any verbal or written notification alleging that the Company or any of its Subsidiaries have violated any regulation relating to the collection, storage and onward transfer of personally identifiable information collected by the Company or any of its Subsidiaries or by third parties having authorized access to databases or other records of the Company and the Subsidiaries of the Company, and (b) to the Company’s knowledge, have not experienced or committed any material violations of any regulation relating to the collection, storage and onward transfer of personally identifiable information collected by the Company or any of its Subsidiaries or by third parties having authorized access to the databases or other records of the Company and its Subsidiaries.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
PARENT, BANK AND MERGER SUB
Except as set forth in the Parent disclosure letter (the “Parent Disclosure Letter”) delivered by Parent to the Company prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Letter relates), each of Parent, Bank and Merger Sub hereby represents and warrants to the Company that the statements in this Article V are correct and complete as of the date of this Agreement.
5.01    Organization and Power. Each of Parent and Bank is duly organized, validly existing and in good standing under the Laws of the State of Oregon, with full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is party and perform its obligations hereunder and thereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is party and perform its obligations hereunder and thereunder. Each of Parent, Bank and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Bank and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not have a Parent Material Adverse Effect.
5.02    Authorization; Valid and Binding Agreement; No Conflicts.
(c)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which Parent, Bank and Merger Sub are a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents, other than, with respect to the Merger, the Parent Approval, which has been obtained on or prior to the date of this Agreement. This Agreement and the other Transaction Documents to which Parent, Bank or Merger Sub are a party have been duly executed and delivered by Parent, Bank and Merger Sub, as applicable, and assuming that this Agreement and the other Transaction Documents are a valid and binding obligation of the other parties thereto, this Agreement and the other Transaction Documents to which Parent, Bank and/or Merger Sub is party constitute a valid and binding obligation of Parent, Bank and Merger Sub, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(d)    The execution and delivery by Parent, Bank and Merger Sub of this Agreement do not, and the performance by such Persons of this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate any provision of Parent’s, Bank’s or Merger Sub’s organizational documents, (ii) assuming that all consents, approvals and authorizations described in the attached Parent Governmental Consents Schedule will have been obtained prior to the Effective Time and all filings and notifications described in the attached Parent Governmental Consents Schedule will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate in any material respect any Law applicable to Parent, Bank or Merger Sub or by which any property or asset of Parent, Bank or Merger Sub is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent, Bank or Merger Sub pursuant to, any contract to which Parent, Bank or Merger Sub is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
5.03    Governmental Consents, etc. Except for the applicable requirements of the HSR Act, the DGCL, the Exchange Act and the NASDAQ stock market neither Parent, Bank nor Merger Sub is required to submit at or prior to Closing any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Parent, Bank, Merger Sub or any of their respective Affiliates in connection with its execution, delivery and performance of this Agreement, the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.
5.04    Litigation. There are no suits or proceedings pending or, to Parent’s knowledge, threatened against Parent, Bank or Merger Sub at law or in equity, or before or by any Governmental Entity, which would materially adversely affect Parent’s, Bank’s or Merger Sub’s ability to timely comply with its obligations under this Agreement, any other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby. Neither Parent, Bank nor Merger Sub are subject to any outstanding judgment, order or decree of any Governmental Entity that would materially adversely affect Parent’s, Bank’s or Merger Sub’s ability to comply with its obligations under this Agreement, any other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.
5.05    Brokerage. There are no brokerage commissions, finders’ fees or similar compensation owed in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any arrangement or agreement made by or on behalf of Parent, Bank or Merger Sub for which Stockholder would be liable following the Closing.
5.06    Financial Ability. Each of Parent and Bank has and will have at the Effective Time sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date. The obligations of Parent, Bank and Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, Bank’s, Merger Sub’s, their respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated hereby.
5.07    Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned direct Subsidiary of Bank.
5.08    No Parent Stockholder Approval. No vote of the holders of Parent’s or Bank’s capital stock or other securities is necessary (under applicable Law, any listing requirement of NASDAQ or NASDAQ Manual rules or otherwise) to adopt this Agreement and to consummate the transactions contemplated by this Agreement and the other Transaction Documents and for Parent, Bank and Merger Sub to perform their respective obligations hereunder and thereunder.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
Stockholder represents and warrants to Parent that the statements in this Article VI are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedules.
6.01    Organization and Power. Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is party and perform its obligations hereunder and thereunder.
6.02    Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Stockholder is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on Stockholder’s part is necessary to authorize the execution, delivery or performance by Stockholder of this Agreement and the other Transaction Documents to which it is a party. This Agreement and the other Transaction Documents to which Stockholder is party have been duly executed and delivered by Stockholder, and assuming that this Agreement and the other Transaction Documents are a valid and binding obligation of the other parties thereto, this Agreement and the other Transaction Documents to which Stockholder is party constitute a valid and binding obligation of Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
6.03    Title to Company Common Stock. Stockholder holds of record, owns beneficially and has good, valid and marketable title to all of the issued and outstanding Company Common Stock, free and clear of any Liens and restrictions on transfer (other than restrictions on transfer under the Securities Act and applicable state securities laws). Except for this Agreement and except as set forth on the Company Common Stock Schedule, there are no contracts (whether or not in writing) between Stockholder and any Person with respect to the acquisition, disposition, transfer, registration or voting of, or any other restrictions on any of, the shares of Company Common Stock.
6.04    No Conflict. The execution and delivery by Stockholder of this Agreement does not, and the performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any provisions of Stockholder’s organizational documents, (ii) assuming that all consents, approvals and authorizations described in the attached Company Governmental Consents Schedule will have been obtained prior to the Effective Time and all filings and notifications described in the attached Company Governmental Consents Schedule will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate in any material respect any Law applicable to Stockholder or (iii) give rise to the creation of any Lien on the shares of Company Common Stock or any property or asset of the Company or any of its Subsidiaries (with or without notice or lapse of time or both), pursuant to any contract to which Stockholder is a party or by which any of its properties or assets are bound. No member of Stockholder will have a right to recover against Parent, as a result of an action taken by Stockholder, for any failure of Stockholder to properly allocate the Merger Consideration among its members.
6.05    Brokerage. Except for fees and expenses of the Persons listed on the attached Brokerage Schedule, there are brokerage commissions, finders’ fees or similar compensation owed in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Stockholder for which Parent or the Company would be liable following the Closing.
ARTICLE VII

COVENANTS OF THE COMPANY
7.01    Conduct of the Business.
(c)    From the date hereof until the Closing Date, the Company shall use its commercially reasonable efforts to (i) conduct its business and the businesses of its Subsidiaries in the ordinary course of business, and (ii) consistent with past practice, preserve, maintain and protect their material assets, rights, business relationships and properties and keep available the services of key personnel, in each case unless Parent shall have given its prior consent in writing or as otherwise expressly contemplated hereby; provided that, the foregoing notwithstanding, the Company may (A) use all available cash to repay any Indebtedness or (B) make cash dividends or redemptions of Company Common Stock on or prior to the Closing and may increase the amount of any Indebtedness in order to fund such cash dividends or redemptions, in each case in amounts as reasonably necessary to cause the Company’s Tangible Net Worth (as estimated by the Company prior to the Closing) to be approximately equal to the Target Tangible Net Worth Amount at the Closing; provided further, that (x) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 7.01 shall be deemed a breach of this Section 7.01(a), unless such action would constitute a breach of one or more of such other provisions and (y) the Company and its Subsidiaries’ failure to take any action prohibited by Section 7.01(b) shall not be a breach of this Section 7.01(a). Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing.
(d)    From the date hereof until the Closing Date, except (i) as set forth on the Conduct of Business Schedule attached hereto, (ii) as otherwise expressly contemplated by this Agreement, including as provided in the first proviso in Section 7.01(a), or (iii) as consented to in writing by Parent in advance (which consent, other than with respect to clauses (A), (B), (C), (D), (H), (J), (L), (U) or (V), will not be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to: (A) issue, sell, pledge, encumber or deliver any of its or any of its Subsidiaries’ equity securities or issue, sell, pledge, encumber or deliver any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities; (B) effect any recapitalization, reclassification, distribution, equity split or like change in its capitalization; (C) amend its or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents); (D) sell, lease, assign or transfer any material portion of its tangible assets; (E) make any material capital investments in, or any material loan to, any other Person; (F) make any capital expenditures or commitments therefor, except for such capital expenditures or commitments that do not in the aggregate exceed $50,000; (G) make any material loan to, or enter into any other material transaction with, any of its managers, officers, and employees; (H) adopt or authorize a plan of complete or partial liquidation or restructuring; (I) repurchase, redeem or otherwise acquire any of its securities; (J) acquire by merger, consolidation or acquisition of stock or assets, or otherwise, any ownership interest in any Person or form any Subsidiary; (K) make or change or revoke any material Tax election or Tax accounting method or settle or compromise any material Tax liability (other than Taxes incurred in the ordinary course of business consistent with past practice), file any material amended Tax return or extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax (other than automatic extensions), change its fiscal year, or fail to pay any material Taxes as such Taxes become due and payable; (L) change in any material respect any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP; (M) compromise, waive, release or settle any material uninsured liability or indebtedness or any claims or rights of the Company or any of its Subsidiaries with a value that, in the aggregate for all such claims or rights, would reasonably be expected to exceed $50,000 in the aggregate (other than in the ordinary course of business with respect to Financing Contracts), or settle any dispute or claim other than a settlement involving solely money damages not in excess of $50,000 individually or in the aggregate; (N) enter into any new contract that would, if in effect as of the date hereof, be required to be listed on the Contracts Schedule, or make any material modification or amendment to, or terminate, any contract required to be listed on the Contracts Schedule; (O) initiate any new Financing Contract pertaining to Portfolio Property having a purchase price in excess of $200,000, except (1) to the extent approved by the Company or a Subsidiary of the Company and committed to, in each case, prior to the date hereof and set forth on the Conduct of Business Schedule or (2) in the ordinary course of business consistent with past practice; (P) amend or modify in any material respect any existing Financing Contract except in the ordinary course of business consistent with past practice; (Q) increase in any manner the compensation or benefits of, pay any bonus to, grant or provide any severance or termination payments to, or make any new equity awards to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than as required under Plans or agreements in effect on the date hereof or as otherwise required under applicable Law; (R) become a party to, establish, adopt, commence participation in, amend or terminate any Plan or any arrangement that would be a Plan if in effect on the date hereof; (S) accelerate the vesting or payment of compensation or benefits under any Plan; (T) change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan; (U) enter into any new line of business or change any of its material policies or practices related to compliance, lending policies and standards, or applicable regulation in any material way, except as required by applicable Law; or (V) terminate the employment of any Designated Executive, other than for cause.
7.02    Access to Books and Records. Subject to Section 8.05, from the date hereof until the Closing Date, the Company shall provide Parent and its authorized representatives (the “Parent’s Representative”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, senior personnel, books and records of the Company and its Subsidiaries in order for Parent to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries. Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any losses that may be incurred by any of them arising out of or related to the use, storage or handling of (i) any personally identifiable information relating to employees or customers of the Company or any of its Subsidiaries and (ii) any other information that is protected by applicable Law (including privacy Laws) or contract and to which Parent or Parent’s Representative is afforded access pursuant to the terms of this Agreement. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any third party confidentiality obligations to which the Company or any of its Subsidiaries is bound, provided, that the Company uses its commercially reasonable efforts to make alternative arrangements to provide the requested access or examination.  Parent acknowledges that Parent is and remains bound by the Confidentiality Agreement, between Parent and Stockholder dated December 18, 2012 (the “Confidentiality Agreement”).
7.03    Regulatory Filings. The Company shall, within ten Business Days after the date hereof, make or cause to be made all filings and submissions under the HSR Act in connection with the consummation of the transactions contemplated herein. The Company also shall provide or cause to be provided the notices, make or cause to be made the filings and obtain the authorizations, waivers, consents or approvals, set forth on the attached Company Regulatory Schedule. The Company shall coordinate and cooperate with Parent in exchanging such information and providing such assistance as Parent may reasonably request in connection with all of the foregoing and all filings and submissions under the HSR Act or with respect to any other required regulatory approvals, notices, non-objections or other requirements. In connection with the consummation of the transactions contemplated herein, the Company shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. The Company shall use its commercially reasonable efforts to obtain any governmental or third party consents, waivers, authorizations or approvals set forth on Schedule 3.01(e) which may be required to be obtained by the Company in connection with the transactions contemplated hereby and to consummate such transactions as promptly as practicable. The Company shall diligently assist and cooperate with Parent in preparing and filing all documents required to be submitted by Parent or its Affiliates to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any governmental or third party consents, waivers, authorizations or approvals which may be required to be obtained by Parent or any of its Affiliates in connection with the transactions contemplated hereby (which assistance and cooperation shall include timely furnishing to Parent all information concerning the Company and/or its Affiliates that counsel to Parent reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval, in each case, only to the extent the Company possesses such information). The Company shall request and shall use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act.
7.04    Conditions. Subject to the terms and conditions herein provided, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article III).
7.05    Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, neither the Company or any of its advisors, officers, directors, agents, stockholders, subsidiaries or controlled affiliates nor Stockholder or any of its advisors, officers, directors, agents, members, managers, stockholders, subsidiaries or controlled affiliates (Stockholder, collectively with the Company and all such persons and entities, the “Stockholder Group”) shall initiate, solicit, negotiate, or accept, directly or indirectly, any proposal or offer from any person or group of persons other than Parent and its affiliates (an “Acquisition Proposal”) to acquire all or any significant part of the business and properties, ownership interests, capital stock or capital stock equivalents of the Company or any of its Subsidiaries, whether by merger, purchase of stock or ownership interests, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding with respect to an Acquisition Proposal; provided that this Section 7.05 shall not apply to the Company or Stockholder in connection with any communications to Stockholder or its members related to the transactions contemplated by this Agreement.
7.06    Payoff Letters. The Company shall use commercially reasonable efforts to seek payoff letters in a form reasonably satisfactory to Parent reflecting all Indebtedness to be paid pursuant to Section 2.02(d) and to have such payoff letters delivered no later than two Business Days prior to the anticipated Closing. The Company shall use commercially reasonable efforts to cause such payoff letters to include assurances that if the amount identified therein is paid to such payee on the Closing Date, the applicable Indebtedness shall be repaid in full and that, as of such payment, (i) all Liens or other encumbrances securing such Indebtedness affecting any real or personal property of the Company or any of its Subsidiaries shall be released, (ii) all security filings made or entered into with respect to such Liens or encumbrances will be canceled or terminated, and (iii) all instruments, certificates and other property of the Company or any of its Subsidiaries held as collateral securing such Indebtedness will be returned.
7.07    Stockholder Approval. Promptly following the execution of this Agreement, the Company will, in accordance with applicable Law and its organizational documents, use commercially reasonable efforts in order to obtain the Stockholder Approval through a written consent as promptly as practicable. The board of directors of the Company shall recommend approval of the Merger and shall use its commercially reasonable efforts to solicit such approval.
7.08    Section 280G. Prior to the Closing Date, the Company shall submit to a vote of the members of Stockholder for their determination all payments or benefits that in the absence of such a vote would reasonably be expected to be “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), with such vote to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and to be in a form reasonably satisfactory to Parent; provided, however, that the Company shall not be so required to the extent the recipient of such payments or benefits does not agree to the waiver of such payments or benefits as contemplated by the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder. The parties acknowledge that this Section 7.08 shall not apply to any arrangements entered into at the direction of Parent or Merger Sub or between Parent and/or its Affiliates, on the one hand, and a disqualified individual on the other hand unless such arrangements have been entered into in advance of the vote and provided to the Company (“Buyer Arrangements”) so that, for the avoidance of doubt, unless such arrangements have been entered into in advance of the vote and provided to the Company, compliance with this Section 7.08 shall be determined as if such Buyer Arrangements had not been entered into.  Notwithstanding the foregoing, the parties acknowledge that the Company cannot compel any disqualified individual to waive any existing rights under a contract or agreement with Stockholder, the Company or any Subsidiary and in no event shall the Company be deemed in breach of this Section 7.08 if any such disqualified person refuses to waive any such right. For the avoidance of doubt, in connection with the Company’s requirement to submit such matters to a vote of the members of Stockholder, neither the Stockholder, the Company nor any of its Subsidiaries shall be required to make any payment or incur any obligation to any Person in order to induce any disqualified individual to waive any existing rights under a contract or agreement with Stockholder, the Company or any Subsidiary.
7.09    Conversion of Retained Subsidiaries. Prior to the Closing, the Company shall cause each subsidiary of the Company which is a limited liability company to be converted to a corporation (the “Conversions”) through the filing of a certificate of conversion (or similar process) with the Secretary of State of the State of Delaware or Washington, as applicable, and shall cause each such subsidiary to adopt a certificate of incorporation and bylaws in a form as agreed between the Company and Parent.
7.10    Affiliated Transactions. Each agreement, contract, commitment and transaction required to be set forth on the Affiliated Transactions Schedule and marked with an asterisk therein shall be terminated as of the Effective Time, and none of the Company or any of its Subsidiaries shall have any liability under any such agreement, contract, commitment or transaction following the Effective Time.
ARTICLE VIII

COVENANTS OF PARENT, BANK & MERGER SUB
8.01    Access to Books and Records. From and after the Closing and until the seventh (7th) anniversary thereof, Parent shall, and shall cause the Company and Bank to, provide Stockholder and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable notice, to the books and records of the Company and its Subsidiaries (including Tax work papers) with respect to periods or occurrences prior to or on the Closing Date, to the extent that such access may be reasonably required in connection with respect to any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or for purposes of Stockholder demonstrating its or the Company’s and its Subsidiaries’ compliance with the terms of this Agreement; provided that such persons shall conduct such examination at times and in a manner that does not unreasonably interfere with the business of the Company, Parent and their respective Subsidiaries, shall reimburse Parent promptly for all reasonable out of pocket costs and expenses incurred by Parent in connection with any such request, and shall not be entitled to access any protected personal information relating to clients of the Company or its Subsidiaries. Unless otherwise consented to in writing by Stockholder, Parent shall not, and shall not permit Bank, the Company or its Subsidiaries to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to Stockholder and offering to surrender to Stockholder such books and records or any portion thereof which Parent, Bank or the Company may intend to destroy, alter or dispose of.
8.02    Director and Officer Liability and Indemnification.
(c)    From and after the Closing Date until six years from the Effective Time, the Surviving Corporation shall, and Parent shall otherwise cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors or officers of the Company or any of its Subsidiaries (collectively, the “D&O Indemnitees”) with respect to all claims, actions, proceedings or investigations arising out of acts or omissions by them in their capacities as such at any time on or prior to the Closing Date (each, a “Covered Claim”). For purposes of clarity, a Covered Claim shall not include any claim made by Stockholder or its affiliates against any D&O Indemnitee or any claim made against a D&O Indemnitee (or any matter for which a claim could be made against a Covered D&O Indemnitee) pursuant to Article XI. In addition, Parent shall, or shall cause the Surviving Corporation to, advance, pay and/or reimburse any expenses of any D&O Indemnitee in connection with any matter for which indemnification is available under this Section 8.02(a) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.
(d)    For a period of six years after the Closing, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, maintain director and officer liability insurance, which insurance shall provide coverage for the D&O Indemnitees comparable to the policy or policies maintained by the Company or its Subsidiaries immediately prior to the Closing for the benefit of such individuals. Parent shall be deemed to have satisfied this Section 8.02(b) if a prepaid insurance policy or policies (i.e., “tail coverage”) have been obtained by the Surviving Corporation (at Parent’s expense), which policy or policies provide the D&O Indemnitees with the coverage described in the preceding sentence for an aggregate period of not less than six years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend an aggregate annual premium for such coverage in excess of 250% of the last aggregate annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than such maximum amount, Parent shall (or shall cause the Surviving Corporation to) obtain that amount of insurance (or “tail coverage”) obtainable for an annual premium equal to the Maximum Premium.
(e)    If the Surviving Corporation, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation and its Subsidiaries shall assume all of the obligations set forth in this Section 8.02. The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by, each current and former officer, manager or similar functionary of the Company or its Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.
(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or any of its directors or officers, it being understood and agreed that the indemnification provided for in this Section 8.02 is not prior to or in substitution for any such claims under such policies.
8.03    Regulatory Filings. Parent shall, within ten Business Days after the date hereof, (i) make or cause to be made all filings and submissions under the HSR Act in connection with the consummation of the transactions contemplated herein and (ii) provide or cause to be provided the notices set forth on the attached Parent Notices Schedule. In connection with the consummation of the transactions contemplated herein, Parent shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. In addition, Parent shall cooperate in good faith with any Governmental Entities and undertake promptly any and all action required (including divestitures of its assets) to complete the transactions contemplated by this Agreement expeditiously and lawfully. Without limiting the generality of the foregoing, if a suit or other action is threatened or instituted by any Governmental Entity or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, Parent, Bank and Merger Sub shall use their commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action. In addition to the foregoing, Parent, Bank and Merger Sub shall use its commercially reasonable efforts to obtain any governmental or third party consents, waivers, authorizations or approvals which may be required to be obtained by Parent, Bank or Merger Sub and are set forth on Schedule 3.01(e) hereto in connection with the transactions contemplated hereby and to consummate such transactions as promptly as practicable. Parent, Bank and Merger Sub shall diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company or its Affiliates to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any governmental or third party consents, waivers, authorizations or approvals which may be required to be obtained by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (which assistance and cooperation shall include timely furnishing to the Company all information concerning Parent and/or its Affiliates that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval). Parent shall be responsible for all filing fees under the HSR Act and under any such other Laws applicable to Parent, Bank and Merger Sub. Parent shall request and shall use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act.
8.04    Conditions. Subject to the terms and conditions herein provided, Parent, Bank and Merger Sub shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article III).
8.05    Contact with Customers and Suppliers, etc. Prior to the Closing, Parent, Bank, Merger Sub and the Parent’s Representative may only contact and communicate with the employees, customers, service providers, applicable regulatory bodies and suppliers of the Company and its Subsidiaries in connection with the transactions contemplated hereby after prior consultation with and written approval of the Company’s Chief Executive Officer.
8.06    Designated Event. Prior to the Closing, or, if this Agreement is terminated by Parent due to the failure of the condition set forth in Section 3.01(h), following such termination, (other than prior to the Closing and before a termination of this Agreement with respect to the entry into the Employment Agreements) Parent shall not, and shall cause its Affiliates not to, directly or indirectly, hire, engage or pay compensation or benefits of any kind to or for the benefit of any Designated Executive. Prior to the occurrence of a Designated Event with respect to any Designated Executive, Parent shall not, and shall cause its Affiliates not to, manifestly repudiate the Employment Agreement with respect to such Designated Executive.
ARTICLE IX

TERMINATION
9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(g)    by the mutual written consent of Parent and the Company;
(h)    by Parent, at any time after the execution of this Agreement, if the Stockholder Approval shall not have been validly obtained and delivered to Parent by 11:59 p.m. Eastern time, on June 3, 2013;
(i)    by Parent, if any of the representations or warranties of the Company set forth in Article IV or Stockholder in Article VI shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the condition to Closing set forth in either Section 3.01(a) or Section 3.01(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within 20 Business Days after written notice thereof is delivered to the Company; provided that Parent, Bank and/or Merger Sub is not then in breach of this Agreement so as to cause the condition to Closing set forth in either Section 3.02(a) or Section 3.02(b) from being satisfied;
(j)    by the Company, if any of the representations or warranties of Parent, Bank or Merger Sub set forth in Article V shall not be true and correct, or if Parent, Bank or Merger Sub has failed to perform any covenant or agreement on the part of Parent, Bank or Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the condition to Closing set forth in either Section 3.02(a) or Section 3.02(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within 20 Business Days after written notice thereof is delivered to Parent, Bank or Merger Sub; provided, that the Company is not then in breach of this Agreement so as to cause the condition to Closing set forth in Section 3.01(a) or Section 3.01(b) from being satisfied; provided, further, that neither a breach by Parent or Bank of Section 5.06 nor the failure to deliver the Merger Consideration or the payments contemplated by Section 2.02 at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Company;
(k)    by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, except that no party may terminate this Agreement pursuant to this Section 9.01(e) if such party’s breach of its obligations under this Agreement contributed to the occurrence of such order; or
(l)    by either Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 31, 2013 (such date, the “Outside Date”) and the party seeking to terminate this Agreement pursuant to this Section 9.01(f) shall not have (provided that, if such party is Parent, neither Parent, Bank nor Merger Sub shall have) breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date; provided that if any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party (or seeks any other remedy pursuant to Section 12.22), the Outside Date shall automatically be extended pursuant to Section 12.22(b).
9.02    Effect of Termination. In the event this Agreement is terminated by either Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02, Article X and Article XII which shall survive the termination of this Agreement), and there shall be no liability on the part of any of Parent, Bank, Merger Sub, the Company or Stockholder to one another, except for willful breaches of this Agreement prior to the time of such termination. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
ARTICLE X

DEFINITIONS
10.01    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
“Additional Merger Consideration” means (i) the excess, if any, of the Final Consideration over the Closing Consideration payable to Stockholder, as finally determined pursuant to Section 1.08 and (ii) any other consideration paid or payable to Stockholder pursuant to this Agreement (other than the Closing Consideration).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Agreed Accounting Principles” means accounting principles applied on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Latest Balance Sheet or, to the extent applicable, in accordance with any changes to such accounting methods, policies, principles, practices and procedures which are documented in the Company’s books and records prior to the Closing, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby; provided, that the assets of the Company and its Subsidiaries shall include any net tax assets resulting from any tax deductions, exemptions, or allowances (including refund claims) that are attributable to the payment of bonuses, the write-off of capitalized financing fees, the deductible portion of any Transaction Expenses, and any other deductions that arise on or prior to the Closing Date as a result of the transactions contemplated hereby, including any compensatory payments occurring on or prior to the Closing Date; provided, further, that for the avoidance of doubt, the assets of the Company shall not be reduced by any severance or other payments made pursuant to the Senior Management Agreements, including without limitation the acceleration of any equity compensation awards described thereunder; provided, further, that Tangible Net Worth shall not include any Taxes incurred in connection with (or the reduction in any Tax attributes related to) the transactions contemplated by this Agreement (including the sale of the capital stock (or share capital) of each of the Designated Subsidiaries or as a result of the Conversions). Exhibit C contains an example calculation of Tangible Net Worth utilizing the Agreed Accounting Principles.
“Base Consideration” means $158,000,000.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Seattle, Washington are open for the general transaction of business.
“Closing Consideration” means an amount equal to (i) the Base Consideration, plus (ii) the amount, if any, by which the Estimated Tangible Net Worth exceeds the Target Tangible Net Worth Amount, minus (iii) the amount, if any, by which the Estimated Tangible Net Worth is less than Target Tangible Net Worth Amount, minus (iv) the amount of the Transaction Expenses, minus (v) the amount of the Insurance Premium Payment.
“Company Common Stock” means the shares of Company’s common stock, par value $0.001.
“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) operating, business, regulatory or other conditions generally affecting the industry in which the Company and its Subsidiaries operate; (iii) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (iv) compliance with the terms of, or the taking of any action required or permitted by, this Agreement; (v) any change in GAAP or other accounting requirements or principles or any change in applicable Laws or the interpretation thereof; (vi) the failure, in and of itself, of the Company or any of its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); or (vii) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; except, in the case of clauses (ii), (iii), (v) and (vii), to the extent such events or developments affect the Company and its Subsidiaries to a disproportionate degree relative to other Persons operating in the same industry.
“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure by an ERISA Affiliate of the Company to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
“Credit Enhancement” means any (i) security deposit, unapplied advance rental payment or dealer investment, (ii) investment certificate, certificate of deposit, authorization to hold funds, hypothecation of account or like instrument, (iii) letter of credit, guarantee, lease guarantee bond or postponement agreement, (iv) recourse agreement, (v) security agreement, (vi) Property, (vii) certificate representing shares or the right to purchase shares in the capital of any corporation, or (viii) bond or debenture, in each case pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation under or with respect to any Financing Contract.
“Designated Event” means, with respect to any Designated Executive, (i) such Designated Executive’s employment with the Company and its Affiliates has ended for any reason, unless such Designated Executive promptly thereafter confirms to Parent and Bank in writing that he has not repudiated his Employment Agreement and that he will perform his obligations under his Employment Agreement (including accepting employment with Parent, Bank or an Affiliate thereof at the Closing) on the terms set forth therein or (ii) such Designated Executive manifestly repudiates his Employment Agreement, and does not expressly revoke such repudiation within two Business Days of written notice to him and to Stockholder from Parent or Bank of such repudiation. Notwithstanding the foregoing, a Designated Event shall not be deemed to have occurred with respect to any Designated Executive if Parent shall have breached Section 8.06 hereof with respect to such Executive.
“Designated Executives” means Paul J. Menzel, Peter Davis, Terence N. Jennings, John R. Wright and Bruce C. Spencer.
“Designated Subsidiaries” means FPC Leasing Corporation, a British Columbia corporation (“FPC Leasing”), and Financial Pacific Reinsurance Company Ltd., a Turks and Caicos Islands exempted company (“Financial Pacific Reinsurance”).
“Employment Agreement” with respect to any Designated Executive means the employment agreement entered into between such Designated Executive and Parent, dated as of the date hereof.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Existing Credit Facilities” means that certain (i) Second Amended and Restated Warehouse and Security Agreement, dated as of January 15, 2010, by and among Financial Pacific Funding III, LLC, as borrower, Financial Pacific Company, Financial Pacific Leasing, LLC, as originator and servicer, Wells Fargo Bank, National Association, as Collateral Agent and the securities intermediary and the other lenders from time to time party thereto, as supplemented and amended and (ii) Third Amended and Restated Credit Agreement, dated as of May 11, 2012, by and among the Financial Pacific Leasing, LLC, FPC Leasing Corporation, Bank of America, N.A., as administrative agent and swing-line lender, the other lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole book manager, and Wells Fargo Capital Finance, LLC, as collateral agent and documentation agent, as supplemented and amended, and any hedging arrangements executed in connection therewith.
“Final Consideration” means (i) the Base Consideration, plus (ii) the amount, if any, by which the Tangible Net Worth as finally determined pursuant to Section 1.08 exceeds the Target Tangible Net Worth Amount, minus (iii) the amount, if any, by which the Tangible Net Worth as finally determined pursuant to Section 1.08 is less than the Target Tangible Net Worth Amount, minus (iv) the amount of the Transaction Expenses.
“Financing Contract” means any contract in existence at Closing and any ancillary agreements (including any purchase and jurisdiction agreement or similar agreement) relating thereto, which is in the form of a lease or rental agreement with respect to Property, or any sale contract (including an installment sale contract or conditional sale agreement) arising out of the sale of Property (as defined below) or any secured or unsecured financing of Property, or any secured or unsecured loan, with respect to which the Company or one of its Subsidiaries is either the lessor, seller, lender, secured party or obligee (whether initially or as an assignee), but shall not include any Broker Agreement.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof, including, for the avoidance of doubt, the Board of Governors of the Federal Reserve System, the Oregon Department of Consumer and Business Services, the Washington Department of Financial Institutions, the California Department of Financial Institutions, the Nevada Division of Financial Institutions and the Federal Deposit Insurance Corporation.
“Indebtedness” means, as of any particular time, without duplication, (i) the unpaid principal amount of, and accrued interest on all indebtedness for borrowed money of the Company and its Subsidiaries (excluding all intercompany indebtedness between or among the Company and its Subsidiaries) and (ii) capital leases of the Company and its Subsidiaries.
“Institutional Investors” means any investment fund or institutional investor stockholder of Stockholder.
“Insurance Premium Payment” means the lesser of (i) $300,000 or (ii) fifty (50) percent of the fully paid premium for the insurance policy described on Annex A.
“knowledge of the Company,” “the Company’s knowledge” and similar phrases mean the actual knowledge of Paul J. Menzel, Peter A. Davis, Kathy Graves, Terence N. Jennings, John R. Wright and Bruce C. Spencer as of the applicable date, without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge).
“knowledge of Parent,” “Parent’s knowledge” and similar phrases mean the actual knowledge of Ron Farnsworth, Ray Davis, Steven Philpott and Dan Sullivan as of the applicable date, without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge).
“Law” means any law, rule, regulations, judgment, injunction, order, decree or other restriction of any Governmental Entity.
“Liens” means liens, security interests, charges or encumbrances.
“Limited Guaranty” means the limited guaranty substantially in the form of Exhibit D.
“Losses” means any losses, costs, liabilities, obligations, claims, damages (excluding special, punitive, exemplary, incidental, consequential or indirect damages, or other losses based upon a “multiple of profits,” “multiple of earnings” or similar valuation methodology, in each case except to the extent payable to a third party), deficiencies, expenses (including attorneys’ fees, court costs, and other costs of suit), fines, penalties, judgments, awards and assessments.
“Member” means each member of other holder of a common unit, preferred unit, incentive unit or other ownership interest in Stockholder as of immediately prior to the Closing.
“Merger Consideration” means the Closing Consideration and the Additional Merger Consideration, if any.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
"Non-Recourse Party" means, with respect to a party to this Agreement, any of such party's former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“Obligor” means any Person who is an obligor or lessee under any Financing Contract.
“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is or would reasonably be expected to have a material adverse effect on Parent’s or Bank’s ability to consummate the transactions contemplated by this Agreement.
“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Companies’ and their Subsidiaries’ businesses; (v) public roads and highways; (vi) liens on goods in transit incurred pursuant to documentary letters of credit; and (vii) purchase money liens and liens securing rental payments under capital lease arrangements.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.
“Plan” means any plan, program, policy, practices, agreement or other arrangement providing compensation or benefits (other than base salary or wages) to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute.
“Portfolio Property” means Property with respect to which the Company or one of its Subsidiaries is the lessor, seller or secured party, as the case may be, pursuant to the terms of a Financing Contract or Property which is held by the Company or one of its Subsidiaries for sale.
“Property” means all property and assets of whatsoever nature including but not limited to personal and real property, whether tangible or intangible, and claims, rights and choses in action.
“Residual” means, with respect to any item of Portfolio Property, the lowest value reflected on the books and records of the Company or one of its Subsidiaries, as applicable, during the period from the inception of the Financing Contract relating to such Portfolio Property through the Closing Date.
“Restricted Covenant Agreement” means a Restricted covenant agreement in substantially the form attached as Exhibit E hereto.
“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Senior Management Agreements” means (i) the Senior Management Agreement dated as of October 13, 2010 by and among the Company, Financial Pacific Leasing, LLC and Peter A. Davis; (ii) the Senior Management Agreement dated as of October 13, 2010 by and among the Company, Financial Pacific Leasing, LLC and Katherine J. Graves; (iii) the Senior Management Agreement dated as of October 13, 2010 by and among the Company, Financial Pacific Leasing, LLC and Terence N. Jennings; (iv) the Senior Management Agreement dated as of October 13, 2010 by and among the Company, Financial Pacific Leasing, LLC and Paul J. Menzel; (v) the Senior Management Agreement dated as of October 13, 2010 by and among the Company, Financial Pacific Leasing, LLC and Bruce C. Spencer; (vi) the Senior Management Agreement dated as of October 13, 2010 by and among the Company, Financial Pacific Leasing, LLC and John M. Wright; and (vii) the Senior Management Agreement dated as of October 13, 2010 by and among the Company, Financial Pacific Leasing, LLC and Jodi L. Wilshire.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
“Tangible Net Worth” means (i) the Company’s total stockholders’ equity, plus (ii) discounts on investments in its Subsidiaries, net of associated deferred income tax assets, less (iii) intangible assets, net of associated deferred income tax liabilities, plus (iv) Transaction Expenses which have been accrued on the balance sheet of the Company and included in the determination of the Company’s total stockholders’ equity in the foregoing clause (i), in each case, as of the opening of business on the Closing Date and determined in accordance with the Agreed Accounting Principles.
“Target Tangible Net Worth Amount” means $57,000,000.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, escheat, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, employment, unemployment, profits, alternative or add-on minimum, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.
“Third Party” means any Person other than Stockholder, the Company, Parent or any of their respective affiliates.
“Transaction Documents” means this Agreement and the Restricted Covenant Agreements.
“Transaction Expenses” means all fees and expenses payable in connection with the transactions contemplated by this Agreement by the Company or its Subsidiaries or Stockholder to the extent set forth on the Transaction Expenses Schedule attached hereto (which Schedule may be updated from time to time by Stockholder without consequence prior to the Closing), in each case, that remain unpaid as of immediately prior to the Closing.
“Underwriting Guidelines” means the credit approval guidelines, credit policies, collateral eligibility standards and credit quality classifications used by the Company and its Subsidiaries in the origination and purchase of a Financing Contract at the time of the origination or purchase of such Financing Contract.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.
10.02    Other Definitional Provisions.
(a)    Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    Successor Laws. Any reference to any particular Code section or Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
10.03    Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

Acquisition Proposal	7.05
Agreement	Preface
Broker Agreement	4.22
Buyer Arrangements	7.08
Certificate of Merger	1.01(b)
Closing	2.01
Closing Balance Sheet	1.08
Closing Date	2.01
Code	4.13(b)
Company	Preface
Confidentiality Agreement	7.02
Conversions	7.09
Covered Claim	8.02(a)
D&O Indemnitees	8.02(a)
DGCL	1.01(a)
Dispute Resolution Arbiter	1.08
Disclosure Schedules	12.01
Effective Time	1.01(b)
Environmental and Safety Requirements	4.16(a)
ERISA	4.13(b)
Estimated Closing Balance Sheet	1.07(a)
Estimated Tangible Net Worth	1.07(a)
Financial Statements	4.04
HSR Act	4.12
Information Practices	4.24
Intellectual Property	4.10
K&E	12.02
Latest Balance Sheet	4.04
Leased Real Property	4.07(b)
Material Contracts	4.09(c)
Maximum Premium	8.02(b)
Merger	Recitals
Merger Sub	Preface
Objections Statement	1.08
Outside Date	9.01(f)
Parent	Preface
Parent Approval	3.02(g)(ii)
Parent Disclosure Letter	Article V
Parent Indemnified Parties	11.01
Parent’s Representative	7.02
Pension Plans	4.13(b)
Permits	4.15
Preliminary Statement	1.08
Recent SEC Reports	Article V
Schedule	12.01
Stockholder	Preface
Stockholder Approval	3.01(j)(ii)
Stockholder Group	7.05
Surviving Corporation	1.01(a)
Welfare Plans	4.13(b)

ARTICLE XI

INDEMNIFICATION
11.01    Indemnification. After the Closing, Stockholder shall indemnify, defend and hold harmless, each of Parent, Bank and their officers, directors, affiliates (including, after the Closing, Company and its Subsidiaries) and representatives (collectively, the “Parent Indemnified Parties”; provided, however, that “Parent Indemnified Parties” shall not include any Member of Stockholder) from and against all Losses incurred or suffered by any Parent Indemnified Party resulting from any such breach or inaccuracy as of the Closing Date (as though made on and as of the Closing Date, except to the extent otherwise provided in this Agreement and, with respect to representations and warranties that are expressly made as of an earlier date, as of such date) of any representation or warranty contained in Article VI; provided that to the extent the Parent Indemnified Parties are entitled to recovery for such matter under the terms of the insurance policy described on Annex A, if the applicable retention amount is satisfied by Stockholder then any amounts actually received by the Parent Indemnified Parties under such insurance policy in respect of such claims shall be senior in priority (i.e., Losses of Parent Indemnified Parties will be satisfied first out of such amounts actually received under such insurance policy and second from Stockholder) to any recovery from Stockholder (provided that Stockholder shall remain liable, and shall pay, any amounts (i) in excess of the amounts actually received by the Parent Indemnified Parties under such policy or (ii) which are not payable under such Policy by reason of the retention amount thereunder, in the case of each of (i) and (ii) only to the extent of Stockholder’s obligations under this Article XI). Stockholder shall not be liable for any claim for indemnification under this Section 11.01 unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to Stockholder prior to the expiration of the survival period specified in Section 11.02, in which case the representation or warranty which is the subject of such claim shall survive, to the extent of such claim and other claims arising from the same facts and circumstances only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given. Notwithstanding anything herein to the contrary, the maximum aggregate amount payable by Stockholder hereunder shall in no event exceed the net cash proceeds actually received by Stockholder in respect of the Merger Consideration.
11.02    Survival. The representations and warranties of Stockholder in Article VI shall survive the Closing until the third anniversary of the Closing Date. All covenants and agreements that are to be performed by any party following the Closing pursuant to this Agreement shall survive the Closing in accordance with their terms. All other representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall terminate at the Closing.
11.03    Tax Matters. Any indemnity payments made under this Agreement will be treated as an adjustment to the purchase price for all Tax purposes unless otherwise required by Law.
11.04    No Waiver. The representations and warranties of Stockholder, and Parent’s and the Bank’s rights to indemnification with respect thereto pursuant to Article XI, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Parent or the Bank (including by any of their Representatives) or by reason of the fact that Parent, Bank or any of such Representatives knew or should have known that any such representation or warranty is, was or might have been inaccurate.
11.05    Procedure with Respect to Third-Party Claims.
(a)    If any Parent Indemnified Party becomes subject to a pending or threatened claim of a Third Party (a “Third-Party Claim”) and Parent or Bank believes it has a claim against Stockholder as a result, then Parent or Bank, as applicable, shall reasonably promptly notify Stockholder in writing of the basis for such claim setting forth the nature of the claim in reasonable detail. The failure of Parent and/or Bank to so notify Stockholder shall not relieve Stockholder of liability hereunder except to the extent that the defense of such claim is materially prejudiced through the forfeiture of substantive rights or defenses by the failure to give such notice.
(b)    Stockholder will have the right to assume and thereafter conduct the defense of the Third-Party Claim (at the expense of Stockholder) if (i) Stockholder provides written notice to the applicable Parent Indemnified Party that Stockholder intends to undertake such defense, (ii) Stockholder diligently conducts such defense with counsel reasonably acceptable to the applicable Parent Indemnified Party and (iii) Stockholder posts or otherwise satisfies in full any bonds required to be posted in connection with such Third-Party Claim; provided, however, that Stockholder shall permit the applicable Parent Indemnified Party to participate in such defense or settlement through counsel chosen by such Parent Indemnified Party (the fees and expenses of such counsel shall be borne by the Parent Indemnified Party unless, in the opinion of counsel, representation of both Stockholder and the Parent Indemnified Party by the same counsel would be inappropriate under applicable standards of professional care due to action or potential differing interests between such parties, in which case the fees and expenses of counsel selected by the Parent Indemnified Party (including one appropriate local counsel in each relevant jurisdiction) shall be borne by Stockholder). If Stockholder assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claim may be effected by Stockholder without the applicable Parent Indemnified Party’s consent unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no adverse affect on any other Third-Party Claims that may be made against the Parent Indemnified Parties and (ii) the sole relief provided is monetary damages that are paid in full by Stockholder.
(c)     Notwithstanding Section 11.05(b), if (i) notice is given to Stockholder of the commencement of any Third-Party Claim and Stockholder does not, within 30 days after the Parent Indemnified Party’s notice is given, give notice to the Parent Indemnified Party of its election to assume the defense of such legal proceeding, (ii) any of the conditions set forth in clause (ii) of Section 11.05(b) above become unsatisfied, or (iii) a Third-Party Claim seeks primarily specific performance or other non-monetary relief that will adversely affect one or more Parent Indemnified Parties or involves criminal allegations, then the Parent Indemnified Party shall (upon notice to Stockholder) have the right to undertake the defense, compromise or settlement of such claim and in such case, Stockholder shall reimburse the applicable Parent Indemnified Party for the costs of defending against such Third-Party Claim (including reasonable attorneys’ fees and expenses) and shall remain otherwise responsible for any liability with respect to amounts arising from or related to such Third-Party Claim, to the extent it is ultimately determined that Stockholder is liable with respect to such Third-Party Claim under this Article XI, in each case subject to the limitations provided in this Article XI. Stockholder may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.
(d)    Notwithstanding anything else in this Section 11.05, in no event will any Parent Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to a Third-Party Claim without the prior written consent of Stockholder (not to be unreasonably withheld).
11.06    Exclusive Remedy. From and after the Closing, the indemnification provisions set forth in Section 11.01 shall be the sole and exclusive remedy and recourse of the Parent Indemnified Parties for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby with respect to Stockholder, the Company and its Subsidiaries or any of their respective affiliates. In furtherance of the foregoing, except as expressly provided in the indemnification provisions set forth in Section 11.01, each Parent Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than any right, claim or cause of action arising out of actual fraud) it may have against Stockholder, the Company, its Subsidiaries and any of their respective affiliates relating to the operation of the Company and its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Schedules and the transactions contemplated hereby and thereby, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (excluding actual fraud, but including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law).
ARTICLE XII

GENERAL
12.01    Disclosure Schedules. All Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Agreement; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
12.02    Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto that each of the Company and Stockholder have retained Kirkland & Ellis LLP (“K&E”) to act as its counsel in connection with the transactions contemplated hereby and that K&E has not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of K&E for conflict of interest or any other purposes as a result thereof. Parent, the Company and Stockholder hereby agree that, in the event that a dispute arises after the Closing between Parent and/or the Company, on the one hand, and Stockholder or its Affiliates, on the other hand, no party to this Agreement will take any action to attempt to disqualify K&E from representing Stockholder and/or such Affiliates in connection with any such dispute based on K&E’s representation of Stockholder and the Company in connection therewith on or prior to the Closing. Parent further agrees that, as to all communications among K&E, the Company, any of its Subsidiaries, Stockholder and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Stockholder and may be controlled by Stockholder and shall not pass to or be claimed by Parent, the Company or any of their Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Company or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by K&E to such third party; provided, however, that neither the Company nor any of its Subsidiaries may waive such privilege without the prior written consent of Stockholder.
12.03    Acknowledgment of Parent and Merger Sub
12.04    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto without the joint approval of Parent and the Company, unless required by Law (in the reasonable opinion of counsel) in which case Parent and the Company shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication; provided, however, that the Company and Parent may issue a press release in connection with the signing of this Agreement in a form previously agreed upon by the Company and Parent without the consent of the other party. Notwithstanding the foregoing, the Institutional Investors and their respective Affiliates (other than the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement in connection with their respective fund raising, marketing, informational or reporting activities.
12.05    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Parent when due, and Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.
12.06    Expenses. Except as otherwise expressly provided herein, each of the Company, Parent, Bank and Merger Sub shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants; provided, that (a) in the event that the transactions contemplated by this Agreement are consummated, Parent shall pay all the Transaction Expenses as provided in Section 2.02(e), (b) Parent shall pay all filing fees under the HSR Act and under any such other applicable Laws as provided in Section 8.03 and (c) Parent shall pay all fees and expenses that it has agreed to pay pursuant to this Agreement.
12.07    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:
Notices to Parent, Bank
and/or Merger Sub:
Umpqua Holdings Corporation
One SW Columbia Street, Suite 1200
Portland, Oregon 97258
Attn: Ron Farnsworth
Facsimile No.: (971) 544-3750
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Matthew M. Guest
Facsimile No.: (212) 403-2341
Notices to Stockholder:

Financial Pacific Holdings, LLC
3455 South 344th Way, Suite 300
Federal Way, Washington 98001
Attn:    Paul J. Menzel
    Peter A. Davis
Facsimile No.: 800-510-0101
with a copy to (which shall not constitute notice):

Flexpoint Ford, LLC
676 N. Michigan Ave., Suite 3300
Chicago, Illinois 60611
Attn:    Charles E. Glew
    Christopher J. Ackerman
Facsimile No.: (312) 327-4525
-and-
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attn:    Sanford E. Perl, P.C.
    Mark A. Fennell, P.C.
Facsimile No.: (312) 862-2200
Notices to the Company (prior to the Effective Time):

Financial Pacific Holding Corp.
3455 South 344th Way, Suite 300
Federal Way, Washington 98001
Attn:    Paul J. Menzel
    Peter A. Davis
Facsimile No.: 800-510-0101
with copies to (which shall not constitute notice):
Flexpoint Ford, LLC
676 N. Michigan Ave., Suite 3300
Chicago, Illinois 60611
Attn:    Charles E. Glew
    Christopher J. Ackerman
Facsimile No.: (312) 327-4525
-and-
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attn:    Sanford E. Perl, P.C.
    Mark A. Fennell, P.C.
Facsimile No.: (312) 862-2200
12.08    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either Parent, Bank or Merger Sub without the prior written consent of the Company and Stockholder, or by the Company or Stockholder without the prior written consent of Parent.
12.09    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
12.10    References.  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
12.11    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information set forth in any Schedule or incorporated in any Section of the Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in Article IV whether or not such representations and warranties refer to such Schedule. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).
12.12    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by Parent, Bank, Merger Sub, the Company and Stockholder. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
12.13    Complete Agreement. This Agreement and the documents referred to herein (including other Transaction Documents and the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
12.14    Third‑Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and Stockholder any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Notwithstanding the foregoing, Section 8.02 shall be enforceable by the current and former officers, directors and similar functionaries of the Company and/or its Subsidiaries and his or her heirs and representatives, (ii) the last sentence in Section 12.04 is intended for the benefit of, and shall be enforceable by, any Institutional Investor and its Affiliates, (iii) Section 12.21 is intended for the benefit of, and shall be enforceable by, each Non-Recourse Party of a party to this Agreement; provided, however, that only Stockholder shall have a right to enforce such rights on any such Non-Recourse Party’s behalf and (iv) the provisions of Article XI are intended for the benefit of the Parent Indemnified Parties, and shall be enforceable by Parent on behalf of the Parent Indemnified Parties. In addition, prior to the Closing, Stockholder shall have the right, but not the obligation, to enforce any rights of the Company or Stockholder under this Agreement.
12.15    Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
12.16    Parent Deliveries.  Parent agrees and acknowledges that all documents or other items delivered or made available to Parent’s Representative shall be deemed to be delivered or made available, as the case may be, to Parent for purposes of the representations and warranties of, and the closing deliveries contemplated to be delivered by, the Company and Stockholder hereunder.
12.17    Delivery by Facsimile.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.
12.18    Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
12.19    Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
12.20    Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.07 shall be deemed effective service of process on such party.
12.21    No Recourse. Except as may be expressly provided in this Agreement, any Limited Guaranty executed in connection with this Agreement or the Restricted Covenant Agreement, notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein.
12.22    Specific Performance.
(a)    Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).
(b)    To the extent any party hereto brings any action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus 20 Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.
* * * *

K&E 24704602.20

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	FINANCIAL PACIFIC HOLDING CORP.
By:
Its:

Parent:	UMPQUA HOLDINGS CORPORATION
By:
Its:

Bank:	UMPQUA BANK
By:
Its:

Leasing:	FINANCIAL PACIFIC LEASING, LLC
By:
Its:

Merger Sub:	AQUARIUM CORPORATION
By:
Its:

Stockholder:	FINANCIAL PACIFIC HOLDINGS, LLC

By:
Its:

[Signature Page to Agreement and Plan of Merger]